As filed with the Securities and Exchange Commission on October 21, 2025
Registration No. 333-184657
Registration No. 333-206295
Registration No. 333-220426
Registration No. 333-281533

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
Form S-8 Registration No. 333-184657
Form S-8 Registration No. 333-206295
Form S-8 Registration No. 333-220426
Form S-8 Registration No. 333-281533

Under
The Securities Act of 1933

Performant Healthcare, Inc.
(Exact name of registrant as specified in its charter)

Delaware	Performant Healthcare, Inc. Amended and Restated 2012 Stock Incentive Plan Performant Healthcare, Inc. 2024 Employee Stock Purchase Plan (Full titles of plans)	20-0484934
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

900 South Pine Island Road, Suite 150 Plantation, FL	SIMEON M. KOHL Chief Executive Officer 900 South Pine Island Road Plantation, Florida 33324 (925) 960-4800	33324
(Address of principal executive offices)	(Name and address agent for service)	(Zip Code)
(Telephone number, including area code, of agent for service)

Copies to:

DAVID E. LILLEVAND, ESQ.
Pillsbury Winthrop Shaw Pittman LLP
Four Embarcadero Center, 22nd Floor
San Francisco, California 94111
(415) 983-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Performant Healthcare, Inc., a Delaware corporation (the “Registrant”):

•
Registration Statement No. 333-184657, filed with the SEC on October 31, 2012, pertaining to the registration of shares of common stock, par value $0.0001 per share (“Common Stock”), reserved for issuance under the Registrant’s Amended and Restated 2012 Stock Incentive Plan (the “2012 Plan”);

•	Registration Statement No. 333-206295, filed with the SEC on August 11, 2015, pertaining to the registration of 2,250,000 additional shares of Common Stock reserved for issuance under the 2012 Plan;

•
Registration Statement No. 333-220426, filed with the SEC on September 11, 2017, pertaining to the registration of an additional 4,000,000 shares of Common Stock reserved for issuance under the 2012 Plan; and

•
Registration Statement No. 333-281533, filed with the SEC on August 14, 2024, pertaining to the registration of 12,000,000 shares of Common Stock reserved for issuance under the 2012 Plan and the Registrant’s 2024 Employee Stock Purchase Plan (the “2024 Plan”).

On October 21, 2025, pursuant to the terms of the Agreement and Plan of Merger, dated as of July 31, 2025, by and among the Registrant, Continental Buyer, Inc., a Delaware corporation (“Parent”) and Prevail Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Continental (“Merger Sub”), Merger Sub will be merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated, as of the date hereof, any and all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, by filing these Post-Effective Amendments, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Plantation, State of Florida, on October 21, 2025.

PERFORMANT HEALTHCARE, INC.

By:	/s/ Simeon M. Kohl
Simeon M. Kohl
Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.